EXHIBIT 10.8

Chaparral Energy, L.L.C.

PHANTOM UNIT PLAN

1.	Purpose

Chaparral Energy, L.L.C. (“Chaparral Energy”) is an operating subsidiary of Chaparral, L.L.C., an Oklahoma limited liability company whose ownership interests (called “Membership Units”) are owned by members. The purpose of the Chaparral Energy Phantom Unit Plan (the “Plan”) is to provide deferred compensation to certain key employees (the “Participants”) of Chaparral Energy. Such deferred compensation will be based upon the award of Phantom Units to the Participants. The value of the Phantom Units will be based on the Fair Market Value (“FMV”) of Chaparral, L.L.C. and its subsidiary entities (collectively the “Company”).

After a vesting period and upon redemption of the Phantom Units, all being subject to the provisions of the Plan and the exceptions herein, the Participant will receive the value of the Phantom Units as of the award date (hereinafter defined), adjusted for the change in value of the Units from the award date to the redemption date (hereinafter defined). The Plan is intended to benefit the Company by creating increased incentives for, and aiding in the retention of, the Participants who will be largely responsible for the growth and profitability of the Company. Participants performing exceptional service for Chaparral Energy may receive multiple awards of Phantom Units.

2.	Administration

The Plan shall be administered by the Plan Committee (the “Committee”) of Chaparral Energy. This Committee will be comprised of three individuals: 1) the President of Chaparral Energy or his appointed representative, 2) a representative elected by the holders of Membership Units of Chaparral, L.L.C., and 3) a representative of the Human Resources Department of Chaparral Energy as appointed by the President of Chaparral Energy. No more than one member of the Committee while serving as such shall be a Participant in the Plan.

Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants to be awarded Phantom Units, to determine the number of Phantom Units to be awarded to each Participant selected, and to determine the time or times when Phantom Units will be awarded. Only persons employed on a salaried, full-time (working 32 hours per week or more) basis will be eligible to become Participants. No Participant may be granted, in the aggregate, more than five percent (5%) of the maximum number of Phantom Units available for award, as described in Section 3, under the Plan.

The Committee shall have authority to implement and interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the Committee shall be made by majority vote and shall be final and binding on all parties (including the Company, Participants, other employees, etc.) with respect to all matters relating to the Plan. Certifications under the Plan shall be consummated by the signatures of two Committee members.

3.	Maximum Awards

Phantom Units may be awarded at the discretion of the Committee up to an aggregate maximum valuation of all outstanding Phantom Units of two percent (2%) of the FMV of the Company (as defined in Section 8 of this Plan). Phantom Units may not be awarded anytime the aggregate maximum valuation percentage has been reached or exceeded. Subject to this aggregate maximum, if any Phantom Units awarded under the Plan are forfeited or cancelled, such Phantom Units may again be awarded under the Plan. Phantom Units may be awarded only with Award Dates of January 1 and July 1 of any year, with the earliest Award Date being January 1, 2004. “Award Date” is defined as the date that the Plan takes effect with regard to individual Phantom Unit awards.

4.	Phantom Unit Accounts

Phantom Units awarded to a Participant shall be credited to a Phantom Unit Account (the “Account”) established and maintained for such Participant. The Account of each Participant shall be the record of Phantom Units awarded to the Participant under the Plan and any adjustments which are made pursuant to Section 9 of this Plan. The Account is solely for accounting purposes; no segregation of Company assets in support of the Plan will be made or required. Each Phantom Unit shall be valued, in the manner provided in Section 8, as of the Award Date thereof and thereafter as required for reporting or redemption purposes.

Beginning January 1, 2005, each award of Phantom Units under the Plan, and their value as of the Award Date, shall be communicated by the Committee in writing to the Participant within 120 days after the Award Date. Further, the Committee will notify each Participant of the value of his or her individual Account as at December 31 of each year. This notification will be made by April 30 of the following year, or within 30 days after the Company’s receipt of its audited year-end financial statements, whichever is the later.

5.	Vesting of Phantom Units

“Vesting Date” is defined as the date on which a Participant may exercise control over the disposition of Phantom Units within his or her Account, subject to the provisions of the Plan. “Vesting Period” is defined as the time period between the Award Date and the Vesting Date. Awarded and outstanding Phantom Units will vest according to the following schedule:

(a)	Phantom Units awarded to a Participant shall vest on the Seventh Anniversary of the Award Date of the Phantom Unit.

(b)	Notwithstanding Section 5(a) above, Phantom Units shall vest on a pro-rata basis on the January 1 or July 1 which immediately follows the Participant’s termination of employment with Chaparral Energy due to death, disability, retirement, or termination by Chaparral Energy without cause. Pro-rata calculation will be accomplished by dividing the number of years elapsed from the Award Date to the date of vesting (to a maximum of seven years) by seven, and then multiplying the number of Phantom Units in the award by the result. For example, if 100 Phantom Units were awarded three and one-half years prior to the Vesting Date caused by a termination event under this Section 5(b), 50 Phantom Units (3.5 divided by 7 times 100) will vest on the Vesting Date. Phantom Units which do not vest hereunder will be forfeited to Chaparral Energy, and the Participant shall have no further rights with regard to the forfeited Units. Further, a Participant will be considered disabled if, in the sole determination of the Committee, such Participant is subject to a physical or mental condition which renders or is expected to render the Participant unable to perform his or her usual duties for Chaparral Energy. A Participant will be considered retired if the Participant’s full-time employment with Chaparral Energy terminates at or after the date the Participant attains the age of 65 years.

(c)	Notwithstanding Section 5(a) and 5(b) above, if the current Membership Unit holders of Chaparral, L.L.C. (shown as signatories to this Plan):

(i)	undergo a “Change of Control” event whereby they collectively sell a majority of their Membership Units (either publicly or privately) to a party which is not majority owned by them collectively, and in the process lose operational control of Chaparral, L.L.C. (i.e. the position of President, Chief Executive Officer, or Chairman of the Board of Chaparral, L.L.C. or of Chaparral Energy is not held by either Mr. Mark A. Fischer, the current President of Chaparral Energy, or Mr. Charles A. Fischer, Jr., a current Sr. Vice President of Chaparral Energy), or

(ii)	terminate the business of, or liquidate or dissolve Chaparral, L.L.C. or Chaparral Energy, unless the business of Chaparral, L.L.C. and Chaparral Energy is substantially carried on by a successor company which is majority owned or operationally controlled (as described in Section 5(c)(i) above) by the current Membership Unit holders of Chaparral, L.L.C., in which case this Section 5(c)(ii) is not applicable, or

(iii)	sell substantially all of the assets of the Company,

then a “Section 5(c) Event” will be deemed to have occurred and all unvested Phantom Units within each Participant’s account will vest at the earlier of (i) one-hundred eighty (180) days after the Section 5(c) Event, or (ii) the date beyond which either Mr. Mark A. Fischer or Mr. Charles A. Fischer, Jr. are not providing full-time management services to Chaparral Energy or to a successor company. If any Participants are terminated by Chaparral Energy without cause as a result of a Section 5(c) Event, all unvested Phantom Units within each Participant’s account will vest as of the date of termination. In no case will this provision delay vesting under other provisions of this Plan.

(d)	Notwithstanding Sections 5(a), 5(b), and 5(c) above, the Membership Unit holders of Chaparral, L.L.C., at their sole discretion and by majority vote, may from time to time cause the immediate vesting of any or all unvested Phantom Units awarded under the Plan (a “Section 5(d) Event”).

6.	Redemption of Performance Units

Participants shall be entitled to require Chaparral Energy to redeem individual Phantom Units upon or after their Vesting Date but such redemption may only occur as of January 1 or July 1 of any year, except in a Section 5(c) Event where all vested Phantom Units within a Participant’s account will be automatically redeemed at the earlier of (i) one-hundred eighty (180) days after the Event, or (ii) the date beyond which either Mr. Mark A. Fischer or Mr. Charles A. Fischer, Jr. are not providing full-time management services to Chaparral Energy or to a successor company. Chaparral Energy shall be entitled to redeem any or all vested Phantom Units at any time at its sole discretion. Written notice of the Participant’s or Chaparral Energy’s intention to redeem Phantom Units as of any of the above permitted “Redemption Dates” must be provided to the non-initiating party (Participant or Chaparral Energy) on or before the Redemption Date.

With the agreement of both the Participant and Chaparral Energy, redemption of vested Phantom Units may be deferred so long as the Participant is a full-time employee of Chaparral Energy.

Payment to a Participant of the value of redeemed Phantom Units shall be made in cash or, if the Company is a publicly traded entity at the Redemption Date and if approved by majority vote of the Membership Unit holders of Chaparral, L.L.C., fifty percent (50%) in cash and fifty percent (50%) in an equivalent value of Membership Units in Chaparral, L.L.C. A Participant will not be entitled to receive any earnings or interest on the value of his Phantom Units with respect to the period between the Redemption Date and the receipt of payment under the Plan.

At the discretion of the Committee, cash payment for redeemed Phantom Units will either be made in full within 120 days after Redemption Date, or will be amortized and paid over a period of up to three years. In the case of amortized payments, principal payments will be made to the Participant in equal semiannual installments, with the first payment being made within 120 days after the Redemption Date. Interest at the annual rate of two percent (2%) over the Prime Rate as published in the “Money Rates” section of The Wall Street Journal and compounded annually will accrue on the remaining balance, beginning 120 days after the Redemption Date, and will be paid concurrently with the principal payments. For interest calculation purposes, the interest rate applicable to the next following semiannual payment will be adjusted concurrently with each semiannual installment payment.

7.	Forfeiture of Unvested Phantom Units

All rights to unvested Phantom Units held hereunder by a Participant will be discontinued and forfeited to Chaparral Energy, and there will be no further obligation of Chaparral Energy to such Participant, if any of the following circumstances occur:

(i)	The Participant is discharged from employment with Chaparral Energy for cause;
(ii)	The Participant performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company; or
(iii)	The Participant voluntarily resigns from employment with Chaparral Energy, or
(iv)	The Participant’s employment with Chaparral Energy becomes less than full-time and is expected to remain less than full-time for a substantial period of time, or
(v)	The Participant requests in writing that his or her Phantom Units be canceled.

The Committee shall have sole discretion with respect to the application of the provisions of this Section 7, and such exercise of discretion shall be conclusive and binding upon the Participant, and all other persons.

8.	Valuation of Phantom Units

For the purpose of issuance, notification, and redemption of Phantom Units, the FMV of the Company will be determined as at:

(a)	December 31 of each year to coincide with Award Dates, Redemption Dates, and notification as required under Section (4),

(b)	June 30 of each year as required to coincide with Award Dates and Redemption Dates,

(c)	other times as required for redemption under a Section 5(c) and/or Section 5(d) Event. With regard to a Section 5(c) Event only, the valuation of the Company will be determined as at the date of the occurrence of the event, and not at the Redemption Date.

The value of one Phantom Unit will be equivalent to the value of one Membership Unit in Chaparral, L.L.C. The value of one Membership Unit is defined as the FMV of the Company divided by the total number of outstanding Membership Units of Chaparral, L.L.C.

The FMV of the Company as a private entity (i.e. prior to ownership in Chaparral, L.L.C. being traded on a public securities exchange) will be equivalent to its calculated equity as determined by the adjusted book value approach. This approach defines equity as the Company’s total asset value less its total liabilities, with both assets and liabilities being adjusted to FMV. The calendar year-end audited financial statements of the Company will serve as the basis for the adjusted balance sheet for the valuation period ending December 31 in any year, and the second quarter internal financial statements of the Company will serve as the basis for the adjusted balance sheet for the valuation period ending June 30 in any year.

It is anticipated that the primary adjustment required to the assets will be adjusting the value of the proved oil and gas properties, as shown on the financial statements, to their FMV. The FMV of the oil and gas properties will be based on internal reserve reports at Nymex forward pricing with cash flows discounted at 10% (“Pv10”). The Pv10 valuation of individual report categories will be further discounted by the following percentages: PDP – 0%, PDNP – 30%, PUD:DR (Drilling) – 50%, PUD:WF (Water flood) – 50%, and PUD:CO2 – 50%. The sum of the various reserve report discounted values will then represent the FMV of the oil and gas properties.

From time to time, other adjustments to asset values may be required. These adjustments will be listed separately with sufficient detail to support the adjustment. With regard to liabilities, and for purposes of the Plan, Phantom Units, Preferred Membership Units, and any securities having similar features will be considered to be a liability. Adjustments as approved by the Committee will be final.

If the Company becomes a publicly traded entity, its FMV will be considered equivalent to its Market Value (i.e. the number of Membership Units [or common shares] outstanding multiplied by the closing market price per Membership Unit [or share] on the day of valuation). In the case of a Section 5(c) Event, the Company’s FMV will be determined by the public or private sale price of the Membership Units. In a sale of Company assets, the FMV will be considered to be the liquidation or dissolution value of the Membership Units.

Chaparral, L.L.C. had 50,000,000 Membership Units issued and outstanding as of January 1, 2004. From time to time, Chaparral, L.L.C. may issue and have Membership Units outstanding in addition to those at the effective date of this Plan. In such case, an equitable adjustment will be made in the relationship of Phantom Units to Membership Units pursuant to Section 9 of this Plan to maintain the value of Participants’ Accounts.

9.	Changes in Capital and Company Structure

In the event of any change in the value of individual outstanding Membership Units of Chaparral, L.L.C. by reason of an issuance of additional Membership Units, distributions, recapitalization, reclassification, reorganization, or similar transaction, the Committee shall proportionately adjust, as necessary and in an equitable manner, the number of Phantom Units held by Participants under the Plan. The foregoing adjustment shall be made in a manner that will cause the value of each Participant’s Account to remain unchanged as a result of the applicable transaction.

10.	Nontransferability

Phantom Units awarded under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by the written designation of a Designated Beneficiary, and shall not be subject to execution, attachment or similar process.

11.	Payments on Death of Participant

In the event of Participant’s death, payments due under the Plan shall be made to the Designated Beneficiary as designated in writing by the Participant. If a properly executed Designated Beneficiary form is not in existence on the death of a Participant, or if the Designated Beneficiary has predeceased the Participant or is not in existence, then the amount due the deceased Participant shall be paid to the Personal Representative of the deceased Participant’s estate.

12.	Withholding

Chaparral Energy shall have the right to deduct from all amounts paid in cash pursuant to the Plan any taxes or other deductions required by law to be withheld with respect to such awards. In the case of amounts paid in Membership Units of Chaparral, L.L.C., the Participant shall be required to pay to Chaparral Energy the amount of any taxes which Chaparral Energy is required to withhold with respect to such Membership Units.

13.	Voting and Distribution Rights

Participants shall not be entitled to any voting rights, distributions, or any other rights or privileges associated with ownership of Membership Units in Chaparral, L.L.C.

14.	General Provisions

(a) No employee or other person shall have any claim or right to a Phantom Unit award under the Plan. The awarding of Phantom Units is at the sole discretion of the Committee. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Chaparral Energy.

(b) The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

(c) Participants will be required to sign a form of acceptance of Phantom Units and acknowledge the forfeiture provisions and the sole determination rights under the Plan.

(d) Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

15.	Amendment of the Plan

The Committee may alter, amend, or cancel the Plan at any time or from time to time. However, any alterations or amendments to the Plan must be consistent with the spirit of the Plan, and may not retroactively reduce the total value of the Phantom Units in a Participant’s Account without the written consent of the affected Participant.

16.	Effectiveness and Term of Plan

The effective date of the Plan shall be January 1, 2004. Unless sooner amended by the Committee, no Phantom Units shall be granted pursuant to the Plan after January 1, 2014.

Approved this 2 day of November, 2004, by the holders of Membership Units in Chaparral, L.L.C.

/s/ Mark A. Fischer
Mark A. Fischer, Trustee
Mark A. Fischer 1994 Trust

/s/ Susan L. Fischer
Susan L. Fischer, Trustee
Susan L. Fischer 1994 Trust

/s/ Charles A. Fischer, Jr.
Charles A. Fischer, Jr., Manager
Kitscoty Oil L.L.C.

/s/ Charles A. Fischer, Jr.
Charles A. Fischer, Jr., Managing Partner
Altoma Energy, G.P.

Chaparral Energy, L.L.C.

Phantom Unit Plan

Acceptance by Participant

The undersigned is a Participant under the Phantom Unit Plan dated January 1, 2004, and hereby acknowledges that Participant has read the Plan, understands the Plan and accepts the terms and conditions of the Plan. The Plan is not a guarantee of continued employment nor is there any guarantee of future Awards or earnings on any Awards made.

Participant hereby acknowledges that this Plan, including its contents and his or her level of participation in the Plan, is to be kept strictly confidential. Information regarding the Plan shall not be disclosed by the Participant to other parties except to family members, the beneficiary, or professional consultants for the purpose of investment, tax, and estate planning purposes, or as may be required by judicial order or decree. Violation of this provision may result in disciplinary action up to and including forfeiture of unvested Phantom Units (as allowed for in Section 7(ii) of the Plan) or termination of employment with cause.

In the event of Participant’s death during the term of this Plan, the Designated Beneficiary (pursuant to Paragraph 11 of the Plan) is hereby designated by the Participant to be:

Beneficiary Name:

Beneficiary Address:

Beneficiary City, State:

Executed this day of , 20 , by:

Participant Name:

Participant Signature:

Witness:

Witness: